Exhibit 10.8

NON-EXCLUSIVE LICENSE AGREEMENT

WITH SUBLICENSING TERMS

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This Agreement is made effective the 19th day of January 2006 (hereinafter “Effective Date”) by and between The UAB Research Foundation (hereinafter “UABRF”), a nonstock, nonprofit Alabama corporation having an office at 701 20th Street South, Birmingham, AL 35294 USA and AGTC (hereinafter “Licensee”), a corporation organized and existing under the laws of Delaware and having a principal office at 12085 Research Drive, Alachua, Florida 32615.

WHEREAS, UABRF owns certain inventions that are described in the “Licensed Patents” defined below, and UABRF is willing to grant a non-exclusive license to Licensee under the Licensed Patents and Licensee desires such a license;

Whereas, Licensee is engaged in the development of gene delivery based products. Licensee desires to evaluate and use in its business and sublicense the inventions contained in the Licensed Patents;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1.	Definitions

“Affiliate” shall mean, with respect to a person or entity, any other person or entity controlling or controlled by under common control with such person or entity. For the purposes of this definition, the term “control” means possession of the power to direct or cause the direction of management and policies whether through ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting shares shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

“BLA” shall mean the document(s) filed with any regulatory agency, including but not limited to, the United States Food and Drug Administration that requests approval to market and/or commercialize in any way a Licensed Product with specific claims and/or indications. Approval of a BLA shall be the date of any written correspondence received from a regulatory agency allowing for such commercialization.

“Combination Product” shall mean a Licensed Product that is sold with another product or component, including, but not limited to, a drug, biologic, drug delivery approach or medical device (for example, a catheter).

“Combination Product Selling Price” to be used for the purpose of calculating royalties payable with respect to Combination Products must be determined by multiplying the Selling Price of the Combination Product by the percentage value of the Licensed Product comprising a component contained in the Combination Product, such percentage value being determined by dividing the current market value of the Licensed Product comprising a Component Product by a sum of the separate current market values of each of the Component Products which are contained in the Combination Product. The current market value of each of the Component Products must be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market value is available for a Component Product, a reasonable hypothetical market value for such Component Product based upon the

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allocation of the same proportions of costs, reasonable overhead and profit (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar Component Products and having an ascertainable market value. Market values will be proposed by the Licensee(s) to UAB, who shall in good faith, determine the final market value hereunder.

“Consideration Election” shall mean the written choice made by the Licensee or by a Sublicensee of the specific terms of either Consideration Structure I or Consideration Structure II for each Licensed Product under Section 3. Consideration Election is a permanent decision for a particular Licensed Product, and cannot be changed even in the event of a subsequent Sublicense or related License being signed including that Licensed Product without the prior written consent of UABRF and adjusting the payments owed under Section 3, as required herein.

“Contractor” means a third party corporation, person, or entity under written agreement (“Contract”) with Licensee or with a Sublicensee

a.	who, for non-royalty based payment(s), undertakes on the behalf of Licensee or Sublicense to manufacture products embodying or made in accordance with the Licensed Patents (collectively, “Contract Work”), and

b.	which party shall not, after termination of the Contract, receive subsequent rights to the Licensed Patents under this Agreement and

c.	from whom Licensee or Sublicensee receives no payments for entering such Contract

d.	and/or from whom Licensee or Sublicensee receives full ownership to all results, materials, or Licensed Products obtained from the Contract Work.

“Development Report” shall mean a written account of the status of the Licensed Products under this Agreement having at least the information specified on Appendix A to this Agreement, and shall be sent to the address specified on Appendix A.

“IND” shall mean the document(s) filed with any regulatory agency, including but not limited to the United States Food and Drug Administration, which sets out the protocol for the initial use of a Licensed Product in human clinical testing.

“Licensed Field” shall be limited to the field of human gene therapy using recombinant adeno-associated viruses (rAAV) vectors. The Licensed Field excludes the use of the Licensed Patents to make a combination vector containing viral vectors in addition to rAAV for direct administrations to humans or animals, or the use of the Licensed Patents for ex-vivo gene therapy in which additional viral vectors to rAAV are incorporated into a human cell and that cell administered as a human or animal therapy.

“Licensed Patents” shall mean the United States patent [**] and any reissues or re-examinations of the patent.

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“Licensed Product” shall mean any product or part thereof developed by or on behalf of Licensee which:

a.	is covered or is manufactured in whole or in part by, or relies on in any way, an issued and unexpired claim contained in the Licensed Patents.

b.	and consists of a therapeutic gene construct that is used to treat a disease state (e.g., AIDS), or replace or regulate a specific genetic disorder (e.g., alpha-l-antitrypsin deficiency) in a human. Should associated expression vectors or other similar elements of the product be changed in the course of development, those changes are not construed for this Agreement as a separate Licensed Product.

c.	and may be in any of the following stages: research, pre-clinical development, in human clinical testing, or being actively sold or otherwise commercialized.

“Licensed Research Products” shall mean any product or part thereof developed by or on behalf of Licensee which:

a.	is covered or is manufactured in whole or in part by, or relies on in any way, an issued and unexpired claim contained in the Licensed Patents, and

b.	is in research, but prior to the start of formal preclinical studies, the results of which preclinical studies would be filed in an IND, and

c.	may not have a therapeutic gene for which the Licensee or its Sublicensee(s) intends to commercialize, but is being used to test related methods and technologies for recombinant AAV products, or contains a marker or research tool gene, or which is used for other general research purposes.

“Licensed Territory” shall mean the United States, however, Licensed Products manufactured in whole or in part using the Licensed Patents in the United States, and sold outside the United States will be considered Licensed Products for the purposes of this Agreement.

“Related recombinant adeno-associated virus (rAAV) technology” is technology owned or controlled by the Licensee to create a therapy using a therapeutic gene construct.

“Selling Price” shall mean, in the case of Licensed Products that are sold or transferred by the Licensee or its Sublicensees (other than to an Affiliate or Sublicensee), the invoice price of Licensed Products (regardless of uncollectible accounts) less the following:

a.	customary trade, quantity, or cash discounts to non-affiliated customers to the extent actually allowed and taken;

b.	amounts actually repaid or credited by reason of rejection, return, recall, government rebate, or retroactive price reduction to the extent actually allowed and taken;

c.	to the extent separately stated on purchase orders, invoices or other documents of sale, any taxes, duties or other governmental charges levied on the production, sale, transportation, delivery or use of a License Product which is paid by or on behalf of Licensee; excluding national, state, or local taxes based on income, and

d.	outbound transportation costs to non-Affiliates prepaid or allowed and costs of insurance in transit.

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The Selling Price for a Licensed Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average price of that type of Licensed Product during the applicable calendar quarter. The Selling Price for a Licensed Product that is produced for a third party or sold to a third party under a per sale contract and/or lump sum contract will be the per sale contract price or the lump sum contract price, as the case may be, or any consideration received for product provided less any of the costs listed in a, b, c and d above. The transfer of any Licensed Products by the Licensee or one of its Affiliates or Sublicensee (other than a distributor) to an Affiliate of Sublicensee of such transferring party shall not be considered a sale, with the exception of clinical material manufactured on behalf of an Affiliate or Sublicensee for clinical trials or other research. Clinical trial or commercial material produced by the Licensee for its Sublicensee, as if the Licensee was acting as a contract manufacturing organization, and for which the Licensee receives payment from the Affiliate or Sublicensee for manufacturing shall be treated as a third party sale.

“Sublicense” means any exchange for value, any transfer of rights to the Licensed Patent for any consideration, including but not limited to cash, promissory notes, equity, upfront payments, milestone payments, royalties, manufacturing contracts, distribution contracts, sponsored research contracts, any collaborative arrangements, partnerships, or joint ventures, received or entered into by Licensee with respect to any transfer of any right, whether present, future or contingent, to make, manufacture, use, practice, distribute, or otherwise sell any Licensed Products and Licensed Processes to any third party (hereinafter Sublicensee) a product originally conceived or acquired by the Licensee and that may or may not be in development by the Licensee. This applies to any agreements the Licensee may have already in effect as of the Effective Date of this Agreement to which a Sublicense will be added, or new agreements effective during the term of this Agreement.

“UAB” shall mean the Board of Trustees, directors, officers, students, agents, contractors, and employees of the University of Alabama at Birmingham.

Section 2.	Grant.

2.1	License. Subject to the payment of the license fee and royalties provided in Section 3 hereof and the fulfillment of the other terms and conditions of this Agreement, UABRF hereby grants to Licensee a non-exclusive license, limited to the Licensed Field under the Licensed Patents to make, have made, use, sell, and import Licensed Products. The license granted herein is a non-exclusive license and as such, UABRF reserves the right to license the Licensed Patents to any third party as well as to itself and to UAB.

2.2	Sublicense.

a.	Licensee may grant written, nonexclusive Sublicenses to third parties. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were

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directly those of Licensee. Notwithstanding any provision herein to the contrary, any Sublicense granted by Licensee shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such Sublicensee shall not further Sublicense except on terms consistent with this Section 2.2. Even if Licensee enters into Sublicenses, Licensee remains primarily liable to UABRF for all of Licensee’s duties and obligations contained herein, and in the event of any act or omission of a Sublicensee that would be a breach of its Sublicense, Licensee shall be liable for the performance of its duties and obligations under this Agreement in respect of those matters as to which such breach by Sublicensee has occurred.

b.	Each Sublicense will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment obligations affecting UABRF or any other material terms and conditions of the Sublicense that would constitute a breach of the terms and conditions of this Agreement if such acts were performed by Licensee (a “Sublicensee Breach”). In the event of a Sublicensee Breach, and if after a reasonable opportunity to cure, not greater than 60 days, as provided in any such Sublicensee’s Sublicense, such Sublicensee fails to cure such Sublicensee Breach, then Licensee will terminate the Sublicense unless UABRF agrees in writing that such Sublicense need not be terminated. Such Sublicensee Breach together with the termination of a Sublicensee’s Sublicense will not affect the term of Licensee’s license hereunder or the Sublicense of any non-breaching Sublicensee.

c.	Each Sublicense will include termination language consistent with Section 7 of this Agreement.

d.	With respect to Sublicenses granted by Licensee under Section 2.2, Licensee shall pay to UABRF [**] of all consideration without limitation, licensee fees, license maintenance fees, milestone payments, success fees, payments for pre-clinical and clinical material manufactured by the Licensee. The Licensee may exclude from that [**] consideration any research and development payments, including development costs for manufacturing scale-up, paid to reimburse the documented costs of development. [**]. All payments due with respect to Sublicenses are due to UAB RF within thirty (30) days of the execution date of the sublicense. However, if the Licensee owes the same type of consideration to a third party for a gene in order to make, use or sell a Licensed Product, that third party sublicensing income amount will be [**] will be paid to UABRF and the remainder retained by the Licensee. In no case, will UABRF receive less than [**] of the consideration received by Licensee for the Sublicense. For clarity,

i.	the cash value of equity payments made to the Licensee solely in conjunction with a Sublicense is not excluded from this consideration for the Sublicense, unless a portion of that equity payment is designated for use in research and development, and

ii.	in the case of milestone payments made by a Sublicensee for which milestone payments are due in Section 3, UABRF will receive the milestone due from the Licensee plus [**].

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iii.	Any materials manufactured by the Licensee for the Sublicensee under a Sublicense agreement will be treated as if the material was made by a Contractor, any payments made for those materials included in the consideration of the Sublicense.

iv.	[**]

e.	If the Licensee grants a Sublicense

i.	in combination with a sublicense to the Licensee’s Related rAAV Technology,

ii.	is not tied to a gene for which the Licensee has any financial or other interest, and

iii.	is not to a Sublicensee for which there is any other business or collaborative relationship between the Licensee and the Sublicensee, either prior to date of execution of the Sublicense or after the signing of the Sublicense, beyond a License to Related rAAV Technology, and

iv.	the Licensee does not manufacture materials of any kind using the Licensed Patents for that Sublicensee, and

v.	does not participate in any meaningful way in the further pre-clinical or clinical development or commercialization of the Sublicensee’s Licensed Product

vi.	and is essentially a pass-through of the terms and conditions herein then the [**] consideration requirement of Section 2.2d will be waived by UABRF. [**]

f.	Sublicenses may be granted to Contractors without consideration due to UABRF only to the extent necessary for such Contractor to perform its obligations with respect to Contract Work solely for the Licensee or for a Sublicensee, provided however, that all rights under this Section 2 terminate concurrent with termination of the corresponding Contract.

g.	Licensee shall provide UABRF with a copy of each Sublicense within thirty (30) days of the execution of such Sublicense Agreement. UABRF’s receipt of such Sublicense will not constitute a waiver of any of UABRF’s rights or Licensee’s obligations under this Agreement. Each such Sublicense agreement shall be treated as the Confidential Information of Licensee.

h.	In no event shall Sublicensees have the right to grant any further sublicenses to Licensed Patents without the prior written consent of UABRF, provided, however, that Sublicensees shall have the right to enter Contracts with Contractors.

i.

Any Sublicensee shall pay to UABRF the same royalties on Sublicensee’s net sales, milestones, and other payments due under this Agreement as if they had licensed from UABRF directly as defined herein. Any payments paid by a Sublicensee to UABRF shall

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completely satisfy Licensee’s requirement to pay such payment to UABRF, and no duplicate royalties or duplicate milestones on Selling Price shall be owed by Licensee to UABRF, with the exception of the [**] consideration owed under Section 2.2d.

j.	UABRF shall continue to grant Nonexclusive Licenses such that at any point, the Licensee and a potential Sublicensee can determine the appropriate relationship for each Licensed Product or Licensed Research Products.

Section 3.	Consideration.

3.1	The Consideration Election must be made by the Licensee within thirty (30) days of the Effective Date of this Agreement for any Licensed Product in development by the Licensee as of the Effective Date.

a.	For any new Licensed Products that the Licensee initiates after the first thirty (30) days of the Effective Date of this Agreement, Consideration Election must be made by notification in writing to UABRF within thirty (30) days of the time that Licensee initiates the research or development of that Licensed Product. Any payments due under this Section 3 for any new Licensed Product will considered immediately due.

b.	UABRF, at its sole discretion, reserves the right to require under a Development Report sufficient and reasonable information directly from a Sublicensee prior to the signing of the Sublicense under the terms of Section 2, including but not limited to scientific data, solely to determine the point in time that a Sublicensee first utilized in whole or in part the Licensed Patents in the research, development, or commercialization of a Licensed Product or as used in Licensed Research Products. Any information UABRF receives under the preceding sentence is Confidential Information and subject to Section 13.

3.2	Licensee agrees that it will supply UABRF with a written Development Report on an annual basis (see Appendix A) for all Licensed Products. All development activities and strategies, and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. UABRF’s review of Licensee’s Development Report is solely to verify the existence of Licensee’s activities under this License Agreement and to ensure compliance with Licensee’s obligations as set forth herein.

3.3	Licensee agrees to pay to UABRF a one-time, non-refundable License Issue Fee of [**] within thirty (30) days of the Effective Date.

3.4	In addition to the Section 3.3 License Issue Fee, Licensee agrees to pay to UABRF as earned royalties a royalty calculated as a percentage of the Selling Price in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product is actually sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product and/or Licensed Process is transferred to a third party for any promotional reasons. The amount of the royalty due is:

a.	Under Consideration Structure I: [**] of the Selling Price

b.	Under Consideration Structure II: [**] of the Selling Price

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For clarity, no royalty shall be due for any Licensed Product manufactured by a Contractor under Contract. If a Licensee, however, performs commercial contract manufacturing services for its Sublicensee, royalties are due on the cost of the Selling Price of that contract manufactured material.

3.5	If Licensee owes to one or more third parties royalties or similar payments on sales of Licensed Products, Licensee may offset all such payments made to such third party(ies) against royalties due to Licensor on sales of Licensed Products, provided that in no event shall the royalties due to Licensor be reduced to less than [**] of the amount of the royalty due in Section 3.4.

3.6	When Licensed Product is sold as a Combination Product, at no time will running royalties on Combination Products payable to Licensee be less than [**] of the Selling Price of the Licensed Product under Consideration II, and [**] under Consideration I.

3.7	If, in order to support underserved markets, the Licensee opts to provide product completely free of charge, the Licensee (or its Sublicensees) can request in writing that UABRF forego royalties on those Licensed Products. Such requests must include verification that the licensors of any other third-party licenses required to produce, manufacture, distribute, and provide the Licensed Product are also foregoing royalties. UABRF will not unreasonably withhold its written approval of the elimination of royalties due on these Licensed Products. The Licensee will report the amounts of those Licensed Products manufactured and provided in the Royalty report under Section 3.14.

3.8	Licensee agrees to pay UABRF an annual minimum royalty payment (“Minimum Royalty”). The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect, and shall be paid in quarterly installments on December 31, March 31, June 30, and September 30 for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties and milestones for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UABRF for other than the same calendar year in which the royalties were earned. The Minimum Royalty that begins as of the Effective Date of this Agreement are as follows:

a.	If Consideration Structure I is elected: [**].

b.	If Consideration Structure II is elected: [**].

3.10	Licensee agrees to pay UABRF non-refundable Milestone payments, as follows:

a.	If Consideration Structure I is elected:

(1)	[**]

(2)	[**]

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(3)	[**]

(4)	[**].

b.	If Consideration Structure II is elected:

(1)	[**]

(2)	[**]

(3)	[**]

(4)	[**]

In the case of Milestone Payments that are paid by a Sublicense to Licensee, Licensee shall pay to UABRF the milestone due under this Section 3.10, and in addition that portion of the Milestone pursuant to Section 2.2. No duplicate milestone payments shall to be due to UABRF. If a Licensee makes a particular milestone payment for a Licensed Product hereunder, no such milestone payment will be owed for any improvements made to the Licensed Product.

3.11	If the U.S. Food and Drug Administration (or similar regulatory agency) allows combination or elimination of certain steps in development (i.e., because of population size, a [**]), at UABRF’s sole discretion, milestones will be combined such that all payments due prior to [**] are paid as if those studies were performed. For clarity, if on [**] if Consideration Structure II is elected, the Licensee performs [**].

3.12	For any License granted after the Effective Date of the first Nonexclusive License to the Licensed Patents, UAB RF reserves the right, at its sole discretion, to require that a new Licensee pay under this Section 3, minimum royalties and milestones on each Licensed Product from the time at which the Licensed Patents were first applied to the research or development of a Licensed Product.

3.13	Amounts owed to UABRF under Sections 2 and 3 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UABRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.

3.14	Except as otherwise directed, all amounts owed to UABRF under this Agreement shall be paid in U.S. dollars to UABRF at the address provided in Section 16. All royalties owed with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation—Value of Foreign Currencies on the day preceding the payment.

a.	A full accounting showing how any amounts payable to UABRF under Sections 2 and this Section 3 have been calculated shall be submitted to UABRF on the date of each such payment. Such accounting shall be on a per-country and per product, product line, model, or trade name basis and shall be summarized on the form shown in Appendix B of this Agreement. In the event no payment is owed to UABRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UABRF.

b.	UABRF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind that may be imposed on UABRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UABRF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

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3.15	Any payments by the Licensee or its Sublicensee(s) that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

3.16	Licensed Research Products shall be required to pay [**] per calendar year for all Licensed Research Products being practiced.

3.17	Should at any point in time prior to or within three years of the start of commercialization, the use of the Licensed Patents for a Licensed Product elected under Consideration Structure II be ended, and a different technology used in place of the Licensed Patents, the Licensee or its Sublicensee shall notify UABRF in writing, and pay UABRF amounts due as if the Licensee of its Sublicensee had elected Consideration I on that Licensed Product. Such payments will be made within thirty (30) days of the termination of the use of the Licensed Patents for that particular Licensed Products.

Section 4.	Certain Warranties of UABRF and Licensee.

4.1	UABRF warrants that, except as otherwise provided under Section 15 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents and has the right to grant the non-exclusive licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

a.	a warranty or representation by UABRF as to the validity or scope of any right included in the Licensed Patents;

b.	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

c.	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

d.	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

4.2	UABRF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY

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LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

4.3	Licensee represents and warrants to UABRF that all corporate action on the part of Licensee, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Licensee hereunder has been taken and this Agreement constitutes the legal and binding obligation of Licensee, enforceable against Licensee in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Licensee does and will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent under it organizational documents (as amended or restated to date) or any agreement or other instrument to which Licensee is a party or by which it or any of its property is bound.

Section 5.	Record keeping.

5.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

5.2	Licensee and its Sublicensee(s) shall take all steps reasonably necessary so that UABRF may, at its own expense, within thirty (30) days of its request, review and copy appropriate information of the books and records relating to the Licensed Products at a single U.S. location to verify the accuracy of Licensee’s and its Sublicensee(s)’s accounting. Such review may be performed by any authorized employee of UABRF as well as by any attorney or registered CPA designated by UABRF, upon reasonable notice and during regular business hours, but such review may be conducted no more than once per calendar year.

5.3	If a royalty payment deficiency is determined, Licensee, or as applicable, and its Sublicensee(s) shall pay the undisputed royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on undisputed outstanding amounts as described in Section 3.5.1.

5.4	If a royalty payment deficiency for a calendar year exceeds [**] of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UABRF’s reasonable out-of-pocket expenses incurred with respect to such review.

5.5	Any disputed royalty payments shall be considered a breach of this Agreement, and will be managed under Section 7. Should these undisputed amounts be resolved in UABRF’s favor, any amounts due must be paid within 30 days, including interest calculated at a rate of the prevailing U.S. prime interest rate plus two percent (2%) as reported in the Wall Street Journal on the date at which the payment is determined to be due.

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Section 6.	Patent Prosecution and Infringement

6.1	UABRF shall be responsible for the prosecution and maintenance of the Licensed Patents using counsel of its choice. UABRF shall provide Licensee with copies of relevant documentation so that Licensee may be informed and apprised of the continuing prosecution of Licensed Patents. Licensee shall have the right to comment on such continuing prosecution, and such comments shall not be unreasonably denied for inclusion in UABRF prosecution and maintenance. Licensee agrees to keep such patent information Confidential.

6.2	UABRF shall retain full ownership and title to the Licensed Patents.

6.3	UABRF intends to protect Licensed Patents against infringers or otherwise act to eliminate infringement when, in UABRF’s sole judgment, such action may be reasonably necessary, proper, and justified.

6.4	In the event that Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, it will provide UABRF with (i) written notice of such infringement, and (ii) any evidence of such infringement available to it (the “Infringement Notice”). Any Infringement Notice will be considered Confidential Information as described herein. UABRF shall have the right to terminate this Agreement immediately if the Licensee notifies a third party of infringement or puts such third party on notice of the existence of any Patent Rights without first obtaining the written consent of UABRF. Both UABRF and Licensee, and as applicable, its Sublicensee(s) will use their best efforts to reasonably cooperate with each other to terminate such infringement without litigation.

6.5	The Licensee retains the right to bring suit against an infringer for infringement of its own patents that may be Sublicensed with the Licensed Patents (“Related Suit”). Should Licensee request that UABRF be named as a party in a Related Suit, or should Licensee seek inclusion of the Licensed Patents under a Related Suit, Licensee must obtain prior written consent of UABRF. All costs for UABRF’s participation in a Related Suit will be borne by the Licensee.

6.6	Any agreement made by Licensee for purposes of settling litigation in a Related Suit or other dispute that includes a Sublicense shall comply with the requirements of this Agreement.

Section 7.	Term and Termination.

7.1	The term of this License shall begin on the Effective Date of this Agreement and continue until no Licensed Patent remains an enforceable patent, or unless terminated earlier as provided herein.

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7.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written and unambiguous notice of such termination to UABRF. Such notice shall be accompanied by a statement of the reasons for termination.

7.3	If Licensee at any time defaults in the timely payment of any monies due to UABRF or the timely submission to UABRF of any Development Report, or commits any breach of any representation, warranty or other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by UABRF, UABRF may, at its option, terminate this Agreement by giving thirty (30) days notice of termination to Licensee.

7.4	UABRF may terminate this Agreement upon the occurrence of the third separate default by Licensee within any consecutive two-year period for failure to pay Royalties or Other Payments under Section 3 when due by giving sixty (60) days notice of termination to Licensee.

7.5	To the extent permitted by law, if Licensee shall become insolvent or shall suspend business without a successor or shall file a voluntary petition or answer admitting the jurisdiction of the court and the material allegations thereof or shall consent to an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, and such proceedings are not dismissed within one-hundred and twenty (120) days of filing, then, to the extent permitted by law, UABRF may thereafter immediately terminate this Agreement by giving written notice of termination to Licensee. This Agreement and all of each party’s right, obligations, and licenses hereunder shall terminate upon receipt of such notice, except with respect to all accrued and unpaid fees under Section 3, if applicable, incurred prior to the date of termination and except as provided in Section 7.7 herein. Licensee shall notify UABRF in writing within forty-five (45) days after the filing of any petition, answer, consent, assignment, application or other document evidencing the conditions set forth in herein.

7.6	Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination.

7.7	If this Agreement is terminated for any reason:

a.	except in the case of termination under Section 7.1, Licensee will immediately cease use of the Licensed Patents, except as permitted in [c] below;

b.	nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

c.	after the effective date of termination, Licensee and Sublicensees may sell all Licensed Product(s) and parts thereof that it has on hand at the effective date of termination; provided, however, that the Royalty and Other Payment of Section 3 obligations under this Agreement and any Sublicensee Agreements will continue until all Licensed Product(s) have been sold.

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d.	the applicable provisions of Sections 10, (Product Liability; Conduct of Business), 11 (Use of Name), 12 (Miscellaneous), 13 (Confidentiality), and 15 (Export Compliance) will survive any termination or expiration of this Agreement.

e.	all Sublicenses upon Termination will be assigned to UABRF, and all Sublicensees notified as such in writing by the Licensee. UABRF will have no greater duties or lesser rights under such Sublicenses than UABRF has under this Agreement. In the event of said termination, UABRF, at its sole discretion, can modify the terms of the Sublicenses to ensure that any terms of this Agreement not explicitly included in the Sublicenses continuing are modified accordingly. Sublicensee termination following assignment to UABRF shall be managed by the terms of the assigned agreements.

Section 8.	Assignability.

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UABRF provided, however, that the Licensee may transfer and assign this Agreement without consent of UABRF in connection with a merger, acquisition, consolidation, reorganization, or sale of substantially all assets of the Licensee pertaining to this Agreement.

Section 9.	US Government Interests.

It is understood that the United States Government (through any of its agencies or otherwise) has funded research, [**], during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

Section 10.	Product Liability; Conduct of Business.

10.1

Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UABRF and UAB and the inventors of the Licensed Patents (each an “Indemnified Party”) harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of Licensee or any Sublicensee hereunder or for Licensee or any Sublicensee(s) breach of terms and conditions herein or of any Sublicense, except to the extent that such claims are due to the gross negligence or willful misconduct of an Indemnified Party. Notwithstanding the above, UABRF at all times reserves the right to retain counsel of its own to defend UABRF’s, UAB’s, and the inventors’ interests. UABRF agrees to promptly notify Licensee in writing of any such claim and Licensee shall manage and control, at its own expense, the defense of such claim and its settlement. Licensee agrees not to settle any such claim against UABRF without UABRF’s written consent where

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such settlement would include any admission of liability on the part of UABRF, where the settlement would impose any restriction on the conduct by UABRF of any of its activities, or where the settlement would not include an unconditional release of UABRF from all liability for claims that are the subject matter of such claim.

10.2	Licensee warrants that it will acquire and maintain liability insurance coverage appropriate to the risk involved in developing and marketing the Licensed Products subject to this Agreement, and that such insurance coverage lists UABRF, UAB, and the inventors of the Licensed Patents as additional insureds. Within sixty (60) days after the execution of this Agreement, and annually thereafter, Licensee will present evidence to UABRF, that the appropriate coverage has been obtained and is being maintained with UABRF, UAB, and its inventors listed as additional insureds. In addition, Licensee shall provide UABRF with written notice within thirty (30) days of any material change in or cancellation of the insurance coverage.

10.3	Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Products developed pursuant to this Agreement are being commercially distributed or Sold by Licensee, or any Sublicensee; and (ii) for five (5) years after such period.

10.4	Coverage must be maintained with a reputable and financially secure insurance carrier, with ratings of at least A- as rated by AM Best. Insurance will be written to cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement. All insurance of Licensee will be primary coverage; insurance of UABRF and UAB will be excess and noncontributory.

Section 11.	Use of Names.

11.1	Licensee and its Sublicensee(s) shall not use UABRF’s name, the name of any inventor of Licensed Patents governed by this Agreement, or the name of UAB in any sales promotion, advertising, or any other form of publicity without the prior written approval of UABRF, except as required by law.

11.2	Should the Licensee be required by regulatory or legal requirements to disclose the existence of this Agreement, any of the terms herein, or the names of the UABRF or UAB, UABRF shall have thirty (30) days to review (i) redaction of terms, including but not limited to royalty rates, and milestone or other payments, and (ii) the manner in which the names of UABRF or UAB are used.

Section 12.	Miscellaneous.

12.1

This Agreement shall be construed in accordance with the internal laws of the State of Alabama. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement or held invalid or unenforceable for any reason, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby

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made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. Any written consent required under this Agreement shall not be unreasonably delayed or withheld.

12.2	Licensee shall insure that it and its Sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement. LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

12.3	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties made prior to or at the signing hereof, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

12.4	In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

12.5	Except as provided herein for Sublicenses, Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

12.6	Nothing contained herein shall be interpreted as creating any relationship between the parties hereto except as specifically set forth herein and it is understood and agreed that the parties hereto are and shall remain independent contractors, that neither party hereto shall be considered the agent, partner, or joint venturer of the other for any purpose and that neither party shall be responsible for or have any liability for the acts, actions, or failures to act of the other party. Nothing in this Agreement or the performance of the parties under this Agreement shall constitute (or be deemed to constitute in law or in equity) a partnership, agency, distributorship, fiduciary, employment or joint venture relationship between the parties. The parties are not affiliated and neither has any right or authority to bind the other in any way.

12.7	This Agreement may be amended, supplemented or otherwise modified only by means of a written instrument signed by both parties. None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

12.8	Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

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12.9	Subject to Section 12.11, neither party will be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to this Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.

12.10	Licensee will at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities performed under this Agreement.

12.11	If UABRF amends, supplements, or modifies any third party Non-Exclusive Licenses to the Licensed Patents, then UABRF shall notify the Licensee of such amendments in writing. UABRF shall offer such fully amended agreement to the Licensee in its totality. Licensee shall have the right, but not the obligation, to execute said amended Agreement in its totality. With respect to any financial obligations of Licensee under the amended Agreement, Licensee shall be obligated to pay to UABRF the amount, if any, that would have been due to UABRF under the financial terms of the amended Agreement retroactively as of the effective date of the original agreement.

Section 13.	Confidentiality.

13.1	Any disclosure of Confidential Information is made in the strictest confidence. Each party will make all reasonable efforts to ensure the protection, confidentiality and security of any Confidential Information in its possession, such efforts to be no less than the degree of care employed by such party to preserve and safeguard its own confidential information. Except as provided herein, Confidential Information will be transmitted in writing and clearly marked “Confidential”, “Proprietary” or similarly, or if disclosed orally will be reduced to writing by the disclosing party, clearly marked “Confidential,” “Proprietary” or similarly, and transmitted to the receiving party in accordance with Section 16 (Notices) within thirty (30) days of oral disclosure. Disclosures by the Inventors to Licensee may be oral in nature, and not subject to the thirty (30) day written requirement. The reports, plans, and other correspondence provided pursuant to this Agreement shall be treated as Licensee’s Confidential Information, and will be marked as such by the Licensee. The provisions of this Section 13 shall not apply to any Confidential Information which:

a.	was known or used by the receiving party prior to its date of disclosure to the receiving party;

b.	either before or after the date of the disclosure to the receiving party, is lawfully disclosed to the receiving party by sources other than the disclosing party rightfully in possession of the Confidential Information;

c.	either before or after the date of the disclosure to the receiving party, becomes published or generally known to the public through no fault on the party of the receiving party;

d.	is independently developed by or for the receiving party without reference to or reliance upon the Confidential Information; or

e.	is required to be disclosed by the receiving party to comply with applicable laws or government regulations, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

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13.2	Each party to this Agreement may disclose the Confidential Information of the other to its own employees as necessary to fulfill its obligations or to exercise its rights under this Agreement; provided, however, that such employees will have agreed to be bound by the terms of this Agreement or have entered into an agreement of similar scope and obligations to protect the Confidential Information of such party or of third parties in such party’s possession. In no event will either party disclose Confidential Information of the other party to third parties without the written consent of the other party; provided, however, that Licensee may disclose Confidential Information of UABRF to its consultants, other non-employees retained because of their standing and expertise in the area, and customers or potential customers; and to other parties in connection with a potential business transaction or relationship (e.g., sublicense, merger, acquisition, investment,) provided further, that such consultant, non-employee, customers or potential customers, or other entities have executed a written non-disclosure and non-use agreement containing terms and conditions at least as strict as those contained in this Agreement.

13.3	Except as provided herein, either party will use any Confidential Information of the other (or of Sublicensees) for any reason other than in connection with such party’s practice or exercise of the rights or obligations under this Agreement without the prior written consent of the other party.

13.4	Subject to the exceptions listed below, the parties’ obligations under this Section 13 will survive termination of this Agreement for a period of five (5) years.

13.5	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the Confidential Information as such party uses to protect its own confidential information.

13.6	The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release a party from its obligation of confidentiality hereunder.

13.7	The terms of this Agreement shall be treated as the Confidential Information of both UABRF and the Licensee [and Sublicensee(s)].

Section 14.	Governmental Markings.

14.1

Licensee must legibly mark all products, where feasible, sold under this Agreement with patent notice appropriate under Title 35, United States Code, including an obligation that Licensed Products sold or produced in the United States be “manufactured substantially in the United States.” Licensee will take all reasonable action necessary on its part as licensee to enable UABRF to satisfy its obligations to the U.S. Government under Title

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35. If Licensee reasonably desires an exception to the government requirement of substantial manufacture in the United States then UABRF shall reasonably cooperate with Licensee in obtaining such exception.

14.2	Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Products, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use, and for the quality control for any Licensed Products.

14.3	Licensee agrees to register this Agreement with any governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee will assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied. Licensee will notify UABRF no fewer than thirty (30) days prior to any such registration, such that UABRF, at its sole discretion, can redact terms where possible from this Agreement prior to its registration, as permitted by law.

Section 15.	Export Compliance.

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1) ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Patents and Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Patents (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

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Section 16.	Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

The UAB Research Foundation
Attn: Chief Executive Office
AB 1120G
1530 3rd Avenue South
Birmingham, AL 35294
Licensee	Chief Executive Officer
AGTC
12085 Research Drive, Suite 110
Alachua, FL 32615

Section 17.	Contract Formation and Authority.

17.1	No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Chief Executive Officer of UABRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

17.2	UABRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

The UAB RESEARCH FOUNDATION

/s/ Illegible		Date: 12/23, 2005

Chief Executive Officer

LICENSEE

/s/ Susan B. Washer		Date: 1/12/06, ~~2005~~

Name and Office:	Susan B. Washer, President & CEO

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APPENDIX A

DEVELOPMENT REPORT

Date:

Licensee

No.	Name of Licensed Product	Gene targeted for delivery and disease state	Stage of research/ development	Anticipated next milestone and approximate date
1
2
3
4
…

For Each Sublicensee:

Sublicensee Name:

No.	Name of Licensed Product	Gene targeted for delivery and disease state	Stage of research/ development	Anticipated next milestone and approximate date
1
2
3
4
…

PLEASE SEND DEVELOPMENT REPORTS TO:

The UAB Research Foundation

Attn.: Chief Executive Officer

AB 1120G

1530 3rd Avenue South

Birmingham, AL 35294

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APPENDIX B

UABRF ROYALTY REPORT

Licensee:	Agreement No.:

Inventor:	IPD #s:

Period Covered:	From:	/ / 2005	Through:	/ / 2005

Prepared By:	Date:

Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	Single Product Line Report:

Multiproduct Summary Report. Page 1 of Pages

Product Line Detail. Line: Trade name: Page:

Report Currency: U. S. Dollars Other

	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
Country					This Year	Last Year
U.S.A

TOTAL:

Total Royalty:                                            Conversion Rate:                Royalty in U.S. Dollars: $

The following royalty forecast is non-binding and for UABRF’s internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:      Q2:      Q3:      Q4:

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